UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2019

Pulse Evolution Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, 12th Floor, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 537-5775

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2019, Pulse Evolution Group, Inc. (the “Company”) entered into a joint venture and revenue share agreement called the Digital Likeness Development Agreement (the “Agreement”) among the Company, FaceBank, Inc. (“FaceBank”), and professional boxing promoter and retired professional boxer, Floyd Mayweather. , concerning the development of the hyper-realistic, computer generated ‘digital likeness’ of the face and body of Mr. Mayweather (“Virtual Mayweather”), for global exploitation in commercial applications.

Pursuant to the terms of the Agreement, the Company and FaceBank agreed to develop Virtual Mayweather, which will be available for broad commercial purposes, based on the mutual agreement of Mr. Mayweather and the Company, including but not limited to, feature films, television commercials, award shows, live concerts, print advertisements, outdoor/public advertisements, endorsements, photographic and modeling engagements, video games, virtual reality, augmented reality, social media and other holographic public appearances.

Under the terms of the Agreement, the Company is responsible for the advance funding of all technology related costs and animation services (collectively, “Virtual Mayweather Production Costs”) required to develop, produce and maintain Virtual Mayweather as a usable digital asset, readily deployable into animation production workflows as may be required by Virtual Mayweather profit-making activity. Virtual Mayweather will also be available, at Mr. Mayweather’s sole discretion, for Mr. Mayweather’s personal use, subject to the terms of the Agreement. Notwithstanding the foregoing, Mr. Mayweather will be responsible for any and all costs associated with his personal use of Virtual Mayweather.

Under the terms of the Agreement, the Company agreed to paid a cash fee of $250,000, upon execution of the Agreement, to Mr. Mayweather, plus an amount of Company common stock equal in value to $1,000,000, based on a five day average closing price calculation of $7.196 per share of Company common stock, resulting in the issuance to Mr. Mayweather of 138,966 common shares. In addition, revenues will be split as follows:

●	Until such time as the Company has recovered actual funded Virtual Mayweather Production Costs, revenues attributable to the exploitation of Virtual Mayweather will be divided 50% to the Company and 50% to Mr. Mayweather.

●	Any and all revenues attributable to the exploitation of Virtual Mayweather in excess of recovery of Virtual Mayweather Production Costs, will be divided 75% to Mr. Mayweather and 25% to the Company.

The term of the Agreement commenced on July 31, 2019 and will continue until July 31, 2024, unless extended by mutual agreement of the parties. The Company also has an option to extend the Agreement, for an additional five year term, if either (a) the cash proceeds paid to Mr. Mayweather in connection with the Agreement are equal to or greater than $5,000,000 during the final year of the Agreement, or (b) the cash proceeds paid to Mr. Mayweather in connection with the Agreement are equal to or greater than $15,000,000 during the entire term of the Agreement, either by third parties or by the Company or its affiliates.

The Agreement provides that the Company will be responsible for the marketing, license, distribution and implementation of applications and the usage of Virtual Mayweather. All uses, application and deployments of Virtual Mayweather must be approved, in advance, by Mr. Mayweather or his designated representatives.

Pursuant to the terms of the Agreement, FaceBank is entitled to, and agreed to, utilize Virtual Mayweather in connection with various promotional initiatives intending to demonstrate to a global audience the diverse opportunities for usage of Virtual Mayweather, as well as the usage of digital likeness that may be enjoyed by consumers, prospective joint venture partners, and business development prospects of FaceBank. FaceBank is controlled by John Textor, the Company’s Chief Executive Officer, a member of the Company’s Board of Directors, and a significant stockholder of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Digital Likeness Development Agreement between Floyd Mayweather, Pulse Evolution Group, Inc. and FaceBank, Inc., effective as of July 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Evolution Group, Inc.

Date: August 5, 2019	By:	/s/ John Textor
	Name:	John Textor
	Title:	Chief Executive Officer